                                  EXHIBIT 99.1

                        CONSOLIDATED FINANCIAL STATEMENTS

                            Fidelity Bankshares, Inc.
                                and Subsidiaries
                        Consolidated Financial Statements

                                Table of Contents

Independent Auditors' Report                                               F-2

Consolidated Statements of Financial Position
at December 31, 2000 and 2001                                              F-3

Consolidated Statements of Operations
for the years ended December 31, 1999, 2000 and 2001                       F-4

Consolidated Statements of Comprehensive Operations
for the years ended December 31, 1999, 2000 and 2001                       F-5

Consolidated Statements of Changes in Stockholders' Equity
for the years ended December 31, 1999, 2000 and 2001                       F-5

Consolidated Statements of Cash Flows
for the years ended December 31, 1999, 2000 and 2001                       F-6

Notes to Consolidated Financial Statements                                 F-7

Management's Assertions as to the Effectiveness of its Internal
Control Structure Over Financial Reporting and Compliance with
Designated Laws and Regulations                                            F-34

Independent Accountants' Report                                            F-35

Independent Auditors' Report

Board of Directors and Stockholders of
Fidelity Bankshares, Inc.
West Palm Beach, Florida

We have audited the accompanying consolidated statements of financial position of Fidelity Bankshares, Inc. and subsidiaries (collectively the "Company") as of December 31, 2000 and 2001, and the related consolidated statements of operations, comprehensive operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Certified Public Accountants

West Palm Beach, Florida
February 15, 2002

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AT DECEMBER 31, 2000 AND 2001
--------------------------------------------------------------------------------

                                                                                       2000           2001
                                                                                 =================================
                                                                                 (In Thousands, except share data)
ASSETS
CASH AND CASH EQUIVALENTS:
     Cash and amounts due from depository institutions .......................      $    43,986    $    52,944
     Interest-bearing deposits ...............................................           56,426         43,347
                                                                                    -----------    -----------
         Total cash and cash equivalents .....................................          100,412         96,291
                                                                                    -----------    -----------
ASSETS AVAILABLE FOR SALE (At Fair Value):
     Municipal bonds and government and agency securities ....................           34,122         94,522
     Mortgage-backed securities ..............................................          283,993        201,533
     Corporate debt securities ...............................................           38,230         36,138
                                                                                    -----------    -----------
         Total assets available for sale .....................................          356,345        332,193
LOANS RECEIVABLE, Net of allowance for loan losses - 2000 $4,905 and
     2001 $6,847 .............................................................        1,361,232      1,583,425
OFFICE PROPERTIES AND EQUIPMENT ..............................................           53,969         59,235
FEDERAL HOME LOAN BANK STOCK, (At Cost) ......................................           14,718         14,577
REAL ESTATE OWNED ............................................................               27            219
ACCRUED INTEREST RECEIVABLE ..................................................           10,244         10,745
DEFERRED INCOME TAX ASSET ....................................................            5,454          5,253
OTHER ASSETS .................................................................           30,033         34,997
                                                                                    -----------    -----------
TOTAL ASSETS .................................................................      $ 1,932,434    $ 2,136,935
                                                                                    ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
DEPOSITS .....................................................................      $ 1,497,818    $ 1,559,436
OTHER BORROWED FUNDS .........................................................            6,890         36,326
ADVANCES FROM FEDERAL HOME LOAN BANK .........................................          274,365        290,266
ADVANCES BY BORROWERS FOR TAXES AND INSURANCE ................................            3,493          3,207
DRAFTS PAYABLE ...............................................................            4,335         12,136
GUARANTEED PREFERRED BENEFICIAL INTERESTS IN COMPANY'S
     DEBENTURES ..............................................................           28,750         28,750
OTHER LIABILITIES ............................................................           25,132         29,202
                                                                                    -----------    -----------
     TOTAL LIABILITIES .......................................................        1,840,783      1,959,323
                                                                                    -----------    -----------

COMMITMENTS AND CONTINGENCIES (Note 16)

STOCKHOLDERS' EQUITY:
PREFERRED STOCK, 2,000,000 shares authorized, none issued ....................               --             --
COMMON STOCK ($.10 par value) 30,000,000 authorized shares:
     outstanding 6,851,084 and 15,781,244 at December 31, 2000 and 2001,
respectively .................................................................              685          1,578
ADDITIONAL PAID IN CAPITAL ...................................................           41,101        117,889
RETAINED EARNINGS - substantially restricted .................................           62,925         66,839
TREASURY STOCK - at cost
     478,957 and 338,332 shares at December 31, 2000 and 2001, respectively ..           (9,041)        (1,721)
COMMON STOCK PURCHASED BY:
     Employee stock ownership plan ...........................................               --         (4,969)
ACCUMULATED OTHER COMPREHENSIVE LOSS
     (Net of applicable income taxes) ........................................           (4,019)        (2,004)
                                                                                    -----------    -----------
     TOTAL STOCKHOLDERS' EQUITY ..............................................           91,651        177,612
                                                                                    -----------    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...................................      $ 1,932,434    $ 2,136,935
                                                                                    ===========    ===========

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001
--------------------------------------------------------------------------------

                                                                      1999         2000         2001
                                                                    ===================================
                                                                     (In Thousands, except share data)
Interest income:
     Loans ......................................................   $  81,290    $ 100,650    $ 113,490
     Investment securities ......................................       2,215        3,953        5,072
     Other investments ..........................................       3,109        3,331        3,133
     Mortgage-backed and corporate debt securities ..............      24,311       24,646       16,785
                                                                    ---------    ---------    ---------
         Total interest income ..................................     110,925      132,580      138,480
                                                                    ---------    ---------    ---------
Interest expense:
     Deposits ...................................................      51,578       63,890       60,791
     Advances from Federal Home Loan Bank and other borrowings ..      20,677       21,781       20,631
                                                                    ---------    ---------    ---------
         Total interest expense .................................      72,255       85,671       81,422
                                                                    ---------    ---------    ---------

Net interest income .............................................      38,670       46,909       57,058

Provision for loan losses .......................................         463        1,328        2,054
                                                                    ---------    ---------    ---------

Net interest income after provision for loan losses .............      38,207       45,581       55,004
                                                                    ---------    ---------    ---------
Other income:
     Service charges on deposit accounts ........................       3,222        4,012        5,610
     Fees for other banking services ............................       2,722        4,534        6,284
     Net gain on sale of loans, mortgage-backed securities and
     investments ................................................         420        1,441          575
     Gain on sale of property ...................................       5,100           --           --
     Miscellaneous ..............................................       1,463        3,419        1,295
                                                                    ---------    ---------    ---------
         Total other income .....................................      12,927       13,406       13,764
                                                                    ---------    ---------    ---------
Operating expense:
     Employee compensation and benefits .........................      21,214       26,645       31,654
     Occupancy and equipment ....................................       7,256        8,913       10,558
     Gain on real estate owned ..................................        (234)        (142)         (90)
     Marketing ..................................................         916        1,281        1,752
     Federal deposit insurance premium ..........................         672          277          282
     Miscellaneous ..............................................       6,530        8,429       11,566
                                                                    ---------    ---------    ---------
         Total operating expense ................................      36,354       45,403       55,722
                                                                    ---------    ---------    ---------

Income before provision for income taxes ........................      14,780       13,584       13,046
                                                                    ---------    ---------    ---------
Provision (benefit) for income taxes:
     Current ....................................................       5,604        6,791        6,254
     Deferred ...................................................          62       (1,698)      (1,088)
                                                                    ---------    ---------    ---------
         Total provision for income taxes .......................       5,666        5,063        5,166
                                                                    ---------    ---------    ---------

              Net income ........................................   $   9,114    $   8,521    $   7,880
                                                                    =========    =========    =========

Earnings per share:
     Basic ......................................................   $    0.59    $    0.54    $    0.52
                                                                    =========    =========    =========
     Diluted ....................................................   $    0.58    $    0.54    $    0.51
                                                                    =========    =========    =========

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001
--------------------------------------------------------------------------------

                                                                           1999      2000      2001
                                                                          =======   =======   ======
                                                                                (In Thousands)
Net Income ............................................................   $ 9,114   $ 8,521   $7,880
Other comprehensive income, net of tax:
     Unrealized gains (losses) on assets available for sale:
         Unrealized holding gains (losses) arising during period ......    (5,689)    2,204    2,124
         Reclassification adjustment for gains realized in net income..        91       125      109
                                                                          -------   -------   ------
               Subtotal ...............................................    (5,780)    2,079    2,015
                                                                          -------   -------   ------
Comprehensive income ..................................................   $ 3,334   $10,600   $9,895
                                                                          =======   =======   ======

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001
--------------------------------------------------------------------------------


                                                                                                            Accumulated
                                                                       Retained                 Employee       Other
                                                        Additional     Earnings-                 Stock      Comprehen-
                                               Common    Paid In     Substantially   Treasury   Ownership   sive Income
                                               Stock     Capital       Restricted      Stock      Plan        (Loss)       Total
                                               ===================================================================================
                                                                                  (In Thousands)
Balance - December 31, 1998 ................   $  680    $ 40,535       $52,018       $(7,258)   $  (658)     $  (318)    $ 84,999
Net Income for the year ended
     December 31, 1999 .....................       --          --         9,114            --         --           --        9,114
Stock Options exercised ....................        3         190            --            --         --           --          193
Common Stock retired .......................       --         (22)           --            --         --           --          (22)
Purchase of treasury stock .................       --          --            --        (1,906)        --           --       (1,906)
Reclassification of common stock held
     by SMPIAP and related obligation ......       --          68            --           (68)        --           --           --
Recognition of unrealized decrease in fair
     value of assets available for sale, net
      of income taxes ......................       --          --            --            --         --       (5,780)      (5,780)
Amortization of deferred compensation -
     Employee Stock Ownership Plan and
     Recognition and Retention Plan ........       --         166            --            --        329           --          495
Cash dividends declared  ($ 1.00 per share)        --          --        (3,789)           --         --           --       (3,789)
                                               -----------------------------------------------------------------------------------
Balance - December 31, 1999 ................      683      40,937        57,343        (9,232)      (329)      (6,098)      83,304
Net Income for the year ended
     December 31, 2000 .....................       --          --         8,521            --         --           --        8,521
Stock Options exercised ....................        2         167            --            --         --           --          169
Reclassification of common stock held
     by SMPIAP and related obligation ......       --        (191)           --           191         --           --           --
Recognition of unrealized increase in fair
     value of assets available for sale, net
      of income taxes ......................       --          --            --            --         --        2,079        2,079

Amortization of deferred compensation -
     Employee Stock Ownership Plan .........       --         188            --            --        329           --          517
Cash dividends declared ($ 1.00 per share) .       --          --        (2,939)           --         --           --       (2,939)
                                               -----------------------------------------------------------------------------------

Balance - December 31, 2000 ................      685      41,101        62,925        (9,041)        --       (4,019)      91,651
Net Income for the year ended
     December 31, 2001 .....................       --          --         7,880            --         --           --        7,880
Stock Options exercised-prior to
reorganization .............................        1          38            --            --         --           --           39
Merger of Mutual Holding Company
     pursuant to reorganization ............       --          --         1,352            --         --           --        1,352
Exchange of common stock due to
reorganization .............................     (686)    (41,139)           --         9,041         --           --      (32,784)
Issuance of common stock pursuant to
reorganization, net of issuance costs
 of $2,276,588.... .........................    1,574     117,301            --        (1,382)        --           --      117,493
Reclassification of common stock held
     by SMPIAP and related obligation ......       --         339            --          (339)        --           --           --
Stock options exercised-after reorganization        4         135            --            --         --           --          139
Purchase of common stock by Employee
     Stock Ownership Plan ..................       --          --            --            --     (5,218)          --       (5,218)
Recognition of unrealized increase in fair
value of assets available for sale net of
 income taxes ..............................       --          --            --            --         --        2,015        2,015
Amortization of deferred compensation -
     Employee Stock Ownership Plan .........       --         114            --            --        249           --          363
Cash dividends declared ($ 0.40 per share)..       --          --        (5,318)           --         --           --       (5,318)
                                               -----------------------------------------------------------------------------------

Balance - December 31, 2001 ................   $1,578    $117,889       $66,839       $(1,721)   $(4,969)     $(2,004)    $177,612
                                               ===================================================================================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001
--------------------------------------------------------------------------------

                                                                               1999        2000        2001
                                                                             =================================
                                                                                       (In Thousands)
CASH FLOWS FROM (FOR) OPERATING ACTIVITIES:
Net Income ...............................................................   $   9,114   $   8,521   $   7,880
Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation ..........................................................       2,301       2,962       3,461
   ESOP compensation expense .............................................         487         526         363
   Accretion of discounts, amortization of premiums and goodwill, and
    other deferred yield items ...........................................       1,558      (1,644)     (1,424)
   Provision for loan losses .............................................         463       1,328       2,054
   Provisions for losses and net (gains) losses on sales of real estate
    owned ................................................................        (230)       (169)        (90)
   Gain on securities received from insurance carriers demutualization....          --      (2,503)         --
   Net (gain) loss on sale of:
         Loans ...........................................................        (274)        (49)       (296)
         Corporate debt and equity securities ............................          (5)     (1,183)         --
         Municipal bonds and government and agency securities ............          --          (6)         --
         Mortgage-backed securities ......................................        (141)       (203)       (179)
         Office properties and equipment .................................      (5,053)         77         180
         Other assets ....................................................          --          --         (99)
Increase in accrued interest receivable ..................................        (780)     (1,914)       (501)
Increase in other assets .................................................      (2,942)     (3,472)     (3,880)
Increase (decrease) in drafts payable ....................................      (3,072)     (2,198)      7,801
Increase in deferred income taxes ........................................         (41)     (1,698)     (1,088)
Increase in other liabilities ............................................       2,918       2,510       3,286
                                                                             ---------   ---------   ---------
         Net cash provided by operating activities .......................       4,303         885      17,468
                                                                             ---------   ---------   ---------
CASH FLOW FROM (FOR) INVESTING ACTIVITIES:
Loan originations and principal payments on loans ........................    (175,275)   (192,191)   (222,415)
Principal payments received on mortgage-backed securities ................      89,810      37,634      72,682
Purchases of:
   Loans .................................................................     (28,401)    (27,164)    (35,063)
   Mortgage-backed securities ............................................     (57,285)         --          --
   Federal Home Loan Bank stock ..........................................        (687)     (4,638)       (534)
   Municipal bonds and government and agency securities ..................     (40,837)    (64,406)   (166,995)
   Office properties and equipment .......................................     (11,335)    (12,726)    (10,969)
Proceeds from sales of:
   Other assets ..........................................................          --          --         100
   Loans .................................................................      16,006      22,949      35,899
   Federal Home Loan Bank stock ..........................................       2,991       3,274         676
   Corporate debt and equity securities ..................................       4,958       3,686          --
   Real estate acquired in settlement of loans and held for investment ...       2,127         894         423
   Mortgage-backed securities available for sale .........................      10,054      17,599      13,932
   Office properties and equipment .......................................       6,675         500         777
Proceeds from dissolution of Fidelity Bankshares, MHC ....................          --          --       1,352
Proceeds from maturities of municipal bonds and government and agency
 securities ..............................................................      29,890      60,500     106,895
Other ....................................................................        (115)        273        (141)
                                                                             ---------   ---------   ---------
         Net cash used for investing activities ..........................    (151,424)   (153,816)   (203,381)
                                                                             ---------   ---------   ---------
 CASH FLOW FROM (FOR) FINANCING ACTIVITIES:
Proceeds from the sale of common stock, net of issuance costs .........            274         152      79,659
Purchase of treasury stock ............................................         (1,906)         --          --
Cash dividends paid ...................................................         (3,773)     (2,927)     (4,536)
Net increase (decrease) in:
   NOW accounts, demand deposits and savings accounts .................        109,143     157,939     118,694
   Certificates of deposit ............................................         91,621      18,369     (57,076)
   Advances from Federal Home Loan Bank ...............................        (56,067)     27,292      15,901
   Other borrowed funds ...............................................          7,675      (7,766)     29,436
   Advances by borrowers for taxes and insurance ......................            929        (517)       (286)
                                                                             ---------   ---------   ---------
         Net cash provided by financing activities ....................        147,896     192,542     181,792
                                                                             ---------   ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ..................            775      39,611      (4,121)
CASH AND CASH EQUIVALENTS, Beginning of year ..........................         60,026      60,801     100,412
                                                                             ---------   ---------   ---------
CASH AND CASH EQUIVALENTS, End of year ................................      $  60,801   $ 100,412   $  96,291
                                                                             =========   =========   =========

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fidelity Bankshares, Inc. (the "Company") became the parent of Fidelity Federal Bank & Trust (the "Bank") on January 29, 1997, as a result of a tax-free reorganization, accounted for in the same manner as a pooling of interests merger. Consequently, the Bank is now a wholly-owned subsidiary of the Company.

The Bank's lending markets are primarily concentrated in Palm Beach, Martin and St. Lucie counties in Southeast Florida.

The accounting and reporting policies of the Company and its subsidiaries conform, in all material respects, to generally accepted accounting principles. The following summarizes the more significant of these policies:

Principles of Consolidation - The consolidated financial statements include the accounts of the Company, Fidelity Capital Trust I, the Bank and the Bank's wholly-owned subsidiaries, Fidelity Realty and Appraisal Services, Inc. ("FRAS") and Florida Consolidated Agency, Inc. ("Fidelity Insurance"). All significant intercompany balances and transactions have been eliminated. Neither the Bank nor its subsidiaries are or have been involved in any joint ventures during any periods presented.

FRAS, principally, performs appraisals for and sells real estate owned by the Bank. Fidelity Insurance, an insurance agency, sells a full line of insurance products.

Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents - For presentation purposes in both the consolidated statements of financial position and cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Securities - Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Interest Rate Risk - The Bank is engaged principally in providing first mortgage loans (both adjustable rate and fixed rate mortgage loans) to individuals (See
Note 6 for the composition of the mortgage loan portfolio). Mortgage loans and investment securities are funded primarily with short-term liabilities which have interest rates that vary with market rates over time. Net interest income and the market value of net interest-earning assets will fluctuate based on changes in interest rates and changes in the levels of interest-sensitive assets and liabilities. The actual duration of interest-earning assets and interest-bearing liabilities may differ significantly from the stated duration as a result of prepayment, early withdrawals, and similar factors.

Allowance for Loan Losses - The Company maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable estimated losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses, which is charged against current period operating results and decreased by the amount of charge-offs, net of recoveries. The Company's methodology for assessing the appropriateness of the allowance consists of several key elements, which include a formula allowance and specific allowances.

The formula allowance is calculated by applying loss factors to outstanding loans based on an internal risk grade of such loans or pools of loans. Changes in risk grades of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based primarily on the Company's historical loss experience and may be adjusted for other significant factors that, in management's judgement, affect the collectibility of the portfolio as of the evaluation date.

Pooled loan loss factors (not individually graded loans) are derived from a model that tracks five years of historical loss experience. Pooled loans are loans that are homogeneous in nature, such as consumer installment and residential mortgage loans.

Specific allowances are established in cases where management has identified significant conditions or circumstances related to a loan that management believes indicate the probability that a loss has been incurred in excess of the amount determined by the application of the formula allowance.

The allowance also incorporates the results of measuring impaired loans as provided in Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans. A loan is considered impaired when management determines that it is probable that the Company will be unable to collect all amounts due according to the original contractual terms of the loan agreement. Impairment is measured by the difference between the recorded investment in the loan (including accrued interest, net deferred loan fees or costs and unamortized premium or discount) and the estimated present value of total expected future cash flows, discounted at the loan's effective rate, or the fair value of the collateral, if the loan is collateral dependent. Impairment is recognized by establishing a specific loan loss allowance for the impaired loan.

Uncollected Interest - The Bank reverses all accrued interest against interest income when a loan is more than 90 days delinquent and ceases accruing interest thereafter. Such interest ultimately collected is credited to income in the period of recovery.

Real Estate Owned - Properties acquired through foreclosure, or a deed in lieu of foreclosure are carried at the lower of fair value less estimated costs to sell, or cost. If the fair value less the estimated cost to sell an individual property declines below the cost of such property, a provision for losses is charged to operations.

Subsequent costs relating to the improvement of property are capitalized in amounts not to exceed the property's fair value. Costs relating to holding the property are charged to expense when incurred.

The amounts the Bank could ultimately recover from property acquired by foreclosure or deed in lieu of foreclosure, could differ materially from the amounts used in arriving at the net carrying value of the assets because of future market factors beyond the Bank's control or changes in the Bank's strategy for recovering its investment.

Office Properties and Equipment - Office properties and equipment are carried at cost less accumulated depreciation. Land is carried at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which range from three to forty years for buildings and improvements and three to ten years for furniture and equipment.

Goodwill and Core Deposit Intangibles - Core deposit intangibles resulting from the acquisition of deposits from the Resolution Trust Corporation ("RTC") was amortized on a straight-line basis over five years which ended in 1999. Goodwill resulting from the acquisition of BankBoynton in 1997 is being amortized on a straight-line basis over fifteen years, while goodwill arising for the acquisition of Dunn & Noel in 1999, which became Fidelity Insurance, is being amortized on a straight-line basis over ten years. The balance of goodwill and core deposit intangibles included in other assets at December 31, 2000 and 2001 was $ 2,504,000 and $ 2,174,000, respectively.

Long-Lived Assets - Long-lived assets to be held and used by the Company are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, the Company bases its evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, the Company determines whether an impairment has occurred through the use of an undiscounted cash flows analysis of assets at the lower level for which identifiable cash flows exist. If an impairment has occurred, the Company recognizes a loss for the difference between the carrying amount and the estimated value of the asset. The fair value of the asset is measured using quoted market prices or, in the absence of quoted market prices, fair value is based on an estimate of discounted cash flow analysis.

Drafts Payable - Drafts payable represent checks drawn by the Bank on a third party payer, for savings account withdrawals and payment of the Bank's expenses. Under the agreement between the Bank and its third party payer, the Bank funds the checks written on the day following their issuance.

Loan Origination Fees and Costs - Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Deferred loan fees and costs are amortized to income over the contractual life of the loans using the interest method.

Unearned discounts on consumer loans are amortized to income using the interest method.

Commitment Fees - Non-refundable fees received for commitments to make or purchase loans in the future, net of direct costs of underwriting the commitments, are deferred and, if the commitment is exercised, recognized over the life of the loan as an adjustment of yield. If the commitment expires unexercised, income is recognized upon expiration of the commitment. Direct loan origination costs incurred to make a commitment to originate a loan are offset against any related commitment fee and the net amount recognized.

Pension and Retirement Plans - Benefits are accounted for in accordance with SFAS No. 87, entitled "Employers' Accounting for Pensions." Net periodic pension costs (income) are actuarially determined.

Income Taxes - The Company and its subsidiaries file consolidated federal and state income tax returns (See Note 12).

Deferred income taxes are provided on items recognized for financial reporting purposes in periods different than such items are recognized for income tax purposes.

Earnings Per Common Share - Basic earnings per common share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period less the weighted average unallocated ESOP shares of common stock.

The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued.

Impact of New Accounting Pronouncements - In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities, (as, subsequently amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities)," which establishes accounting and reporting standards for derivative instruments and for hedging activities. The Statement requires that an entity recognize all derivatives (including certain derivative instruments embedded in other contracts) as either assets or liabilities in the balance sheet at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a foreign currency hedge. Entities may reclassify securities from the held-to-maturity category to the available-for-sale category at the time adopting SFAS No. 133. In June of 1999, FASB issued SFAS No. 137 "Deferral of the Effective Date of FASB Statement No. 133," which makes SFAS 133 effective for all fiscal quarters of fiscal years beginning after June 15, 2000 and, accordingly, applies to the Company beginning on January 1, 2001. The Company adopted the standard at that time. Management has determined that the Company is not party to any transactions involving derivatives as defined by SFAS No. 133.

In September 2000, the FASB issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which replaces the accounting and reporting standards of SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on a financial-components approach that focuses on control. The statement also requires reclassification of financial assets pledged as collateral in the statement of financial position separately from other assets not so encumbered or disclosure of such assets in footnotes to the financial statements based on certain criteria. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The Company has adopted this accounting principle beginning January 1, 2001.

In June 2001, the FASB issued SFAS No. 141 "Business Combinations". The statement makes significant changes to the accounting for business combinations, principally by the elimination of the pooling-of-interests method of accounting for business combinations. This statement, which is effective for business combinations completed after June 30, 2001, also clarifies the criteria for recognition of intangible assets separately from goodwill. The Company has had no business combinations subsequent to the effective date of this promulgation, but would comply with the provisions of SFAS No. 141 in the event of future acquisitions.

In June 2001, the FASB issued SFAF No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142 discontinues the practice of amortizing goodwill and intangible assets with indefinite lives and initiates an annual review for impairment of these assets. As this promulgation relates to the Company, it is effective for fiscal years beginning after December 15, 2001. The Company plans to adopt this accounting principle at that time. As to the effects of adoption on the Company's financial statements, the Company does not anticipate any impairment in the carrying value of goodwill arising from previous acquisitions. Amortization of goodwill included in the Company's income statements for the years ended December 31, 2001 and 2000 was $245,000 and $ 255,000, respectively.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". The statement applies to legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, or development and/or the normal operation of a long-lived asset, except for certain lessee obligations. The statement requires these obligations be recorded at fair value as of the date of retirement and is effective for fiscal years beginning after June 15, 2002. The Company does not believe that the adoption of this accounting principle will have a significant effect on it's financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement establishes a single accounting model for long-lived assets to be disposed of by sale, and requires that long-lived assets to be abandoned, exchanged for similar productive assets, or distributed to owners in a spinoff be considered held and used until disposed of. The statement is effective for fiscal years beginning after December 15, 2001. The Company plans to adopt this standard at that time and does not believe the adoption will have a significant effect on its financial statements.

Reclassifications - Certain amounts in the consolidated financial statements have been reclassified to be consistent with the current year's presentation.

2.   REORGANIZATION AND SECOND STEP CONVERSION

The Company completed the mutual-to-stock conversion of its mutual holding company parent on May 15, 2001 and the related common stock offering resulted in the Company selling 8,695,943 shares of common stock for $10.00 per share to certain customers of Fidelity Federal Bank & Trust, its benefit plans, including the employee stock ownership plan, and to existing public stockholders of Fidelity Bankshares, Inc. In addition, 7,048,207 shares were issued to the existing stockholders based on an exchange rate of 2.4165 new shares of common stock for each existing share. At the completion of the conversion, the Company had 15,744,150 shares outstanding.

The conversion was accounted for as a change in corporate from with no subsequent change in the historical basis of the Company's assets, liabilities and equity. All references in the consolidated financial statements and notes thereto to share data (including number of shares and per-share amounts) have been restated giving retroactive recognition to the exchange rate.

3.   MUNICIPAL BONDS AND GOVERNMENT AND AGENCY SECURITIES AVAILABLE FOR SALE

Securities available for sale are summarized as follows:

                                                       -----------------------------------------------
                                                                     Gross         Gross     Estimated
                                                       Amortized   Unrealized   Unrealized     Fair
                                                         Cost        Gains         Losses      Value
                                                       ===============================================
                                                                   (Dollars in Thousands)
December 31, 2000:
     Municipal Bonds ...............................    $ 2,118       $ --         $ 16       $ 2,102
     United States Government and agency securities      32,115         27          122        32,020
                                                        -------       ----         ----       -------
     Total .........................................    $34,233       $ 27         $138       $34,122
                                                        =======       ====         ====       =======
     Weighted average interest rate ................       6.32%
                                                        =======

December 31, 2001:
     Municipal Bonds ...............................    $ 1,337       $ 14         $ --       $ 1,351
     United States Government and agency securities      92,991        306          126        93,171
                                                        -------       ----         ----       -------
     Total .........................................    $94,328       $320         $126       $94,522
                                                        =======       ====         ====       =======
     Weighted average interest rate ................       4.42%
                                                        =======

The following table sets forth the contractual maturity of the Bank's securities available for sale at December 31, 2000 and 2001.

                                           December 31, 2000        December 31, 2001
                                        -----------------------------------------------
                                        Amortized   Estimated    Amortized   Estimated
                                          Cost      Fair Value      Cost     Fair Value
                                        ===============================================
                                                         (In Thousands)
Due in one year or less ............     $ 2,781     $ 2,765      $15,695     $15,737
Due in one year to five years ......      21,102      20,986       78,633      78,785
Due five years to ten years ........      10,350      10,371           --          --
                                         -------     -------      -------     -------
     Total .........................     $34,233     $34,122      $94,328     $94,522
                                         =======     =======      =======     =======

The Bank had total Government and Agency securities available for sale pledged at December 31, 2000 and 2001 of $ 31.2 million and $ 81.9 million, respectively. Of the $ 81.9 million of securities pledged at December 31, 2001, $ 18.2 million was pledged for customer accounts that exceeded $ 100,000, $ 2.9 million was pledged as collateral for Treasury Tax and Loan ("TT&L") accounts held for the benefit of the federal government, $ 2.1 million was pledged as collateral for trust accounts and $ 58.7 million was pledged as collateral for other borrowed funds.

There were no sales of government and agency securities during the years ended December 31, 2000 and 2001.

4.   MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

Mortgage-backed securities available for sale at December 31, 2000 and 2001 are summarized as follows:

                                        -----------------------------------------------
                                                      Gross        Gross      Estimated
                                        Amortized   Unrealized   Unrealized      Fair
                                          Cost        Gains        Losses        Value
                                        ===============================================
                                                        (In Thousands)
December 31, 2000:
   FHLMC-fixed rate ................     $ 37,353     $   24       $  310      $ 37,067
   FNMA-fixed rate .................       45,939         42          151        45,830
   GNMA-fixed rate .................       11,927         --          100        11,827
   FHLMC CMO-fixed rate ............       61,004         93        1,800        59,297
   FHLMC-adjustable rate ...........        3,417         23           15         3,425
   FNMA-adjustable rate ............        4,026         --           68         3,958
   FNMA CMO-fixed rate .............       25,187         --          585        24,602
   FHLMC CMO-adjustable rate .......       74,478        198        1,036        73,640
   FNMA CMO-adjustable rate ........       24,628         18          299        24,347
                                         --------     ------       ------      --------
      Total ........................     $287,959     $  398       $4,364      $283,993
                                         ========     ======       ======      ========


December 31, 2001:
   FHLMC-fixed rate ................     $ 23,983     $  440       $   25      $ 24,398
   FNMA-fixed rate .................       31,144        628           --        31,772
   GNMA-fixed rate .................        8,403        127           --         8,530
   FHLMC CMO-fixed rate ............       42,799        324          496        42,627
   FNMA-adjustable rate ............           90          1           --            91
   FNMA CMO-fixed rate .............       18,137        122           41        18,218
   FHLMC CMO-adjustable rate .......       55,038        176          276        54,938
   FNMA CMO-adjustable rate ........       20,815        205           61        20,959
                                         --------     ------       ------      --------
      Total ........................     $200,409     $2,023       $  899      $201,533
                                         ========     ======       ======      ========

There were $ 9.9 million in sales of mortgage-backed securities classified as available for sale during the year ended December 31, 1999 resulting in proceeds of $ 10.0 million, gross realized gains of $ 142,000 and gross realized losses of $ 2,000. There were $ 17.4 million in sales of mortgage-backed securities classified as available for sale during the year ended December 31, 2000, resulting in proceeds of $ 17.6 million, gross realized gains of $ 203,000 and no gross realized losses. There were $ 13.8 million in sales of mortgage-backed securities classified as available for sale during the year ended December 31, 2001, resulting in proceeds of $ 14.0 million, gross realized gains of $ 179,000 and no gross realized losses.

The Bank had total mortgage-backed securities available for sale pledged at December 31, 2000 and 2001 of $ 63.3 million and $ 47.0 million, respectively. Of the $ 47.0 million of securities pledged at December 31, 2001, $ 3.6 million was pledged for customer accounts that exceeded $ 100,000, $ 24.3 million was pledged to the State of Florida as collateral for certificates of deposit and $
19.1 million was pledged as collateral for other borrowed funds.

5.   CORPORATE DEBT AND EQUITY SECURITIES AVAILABLE FOR SALE

Investment grade, adjustable rate trust preferred securities of other financial institutions at December 31, 2000 and 2001 are summarized as follows:

                                                     -----------------------------------------------
                                                                   Gross        Gross      Estimated
                                                     Amortized   Unrealized   Unrealized     Fair
                                                       Cost        Gains        Losses       Value
                                                     ===============================================
                                                                  (Dollars in Thousands)
December 31, 2000
   Total..........................................   $ 40,742       $ --       $   2,512   $  38,230
                                                     ========       ====       =========   =========
   Weighted average interest rate.................       7.37%
                                                     ========

                                                     -----------------------------------------------
                                                                   Gross        Gross      Estimated
                                                     Amortized   Unrealized   Unrealized     Fair
                                                       Cost        Gains       Losses        Value
                                                     ===============================================
                                                                 (Dollars in Thousands)
December 31, 2001
   Total..........................................   $ 40,741       $ --       $   4,603   $  36.138
                                                     ========       ====       =========   =========
   Weighted average interest rate.................       2.80%
                                                     ========

All of the corporate debt securities available for sale contractually mature in the years 2027 or 2028. The Bank held no investment in corporate equity securities at December 31, 2000 and 2001.

During 1999 there were $ 5.0 million in sales of corporate debt securities classified as available for sale resulting in gross proceeds of $ 5.0 million, gross realized gains of $ 5,000 and no gross realized losses. During 1999 there were no sales of corporate equity securities.

During 2000, there were no sales of corporate debt securities. During 2000 there were $ 2.5 million in sales of corporate equity securities classified as available for sale resulting in gross proceeds of $ 3.7 million, gross realized gains of $ 1.2 million and no gross realized losses.

During 2001, there were no sales of corporate debt securities or corporate equity securities.

During 1998, the Bank began to diversify its investments in mortgage-backed securities by purchasing investment grade rated, floating rate trust preferred securities of other financial institutions. In doing so, the Bank was relying on regulations which permit an investment of up to 35% of its assets in "commercial paper and corporate debt securities." In November of 1998, the Office of Thrift Supervision ("OTS") issued TB-73, which among other matters stated concerns over institutions' investment in trust preferred securities, citing increased interest rate risks as a result of the predominant fixed rate nature of such securities and that some of these securities could have their maturities extended at the issuer's option. As a result, the OTS adopted limitations on the investment of such securities to 15% of a regulated institution's equity, but adopted a method by which an institution could appeal the limitation. The Bank appealed to the OTS to permit it to continue its investment at current levels. The OTS has approved the Bank maintaining its current investment in these securities but not to increase its investment. At December 31, 2001, the Bank's investment in trust preferred securities was 2.0% of its assets and 21.2% of its regulatory capital.

6.   LOANS RECEIVABLE

Loans receivable at December 31, 2000 and 2001 consist of the following:

                                                                           2000            2001
                                                                        -----------    -----------
                                                                              (In Thousands)
One-to-four single family, residential real estate mortgages ........   $   918,142    $   944,046
Commercial and multi-family real estate mortgages ...................       143,987        233,157
Real estate construction-primarily residential ......................       177,065        284,495
Land loans-primarily residential ....................................        14,421         25,627
                                                                        -----------    -----------
Total first mortgage loans ..........................................     1,253,615      1,487,325
Consumer loans ......................................................        85,407        105,077
Commercial business loans ...........................................       152,524        188,045
                                                                        -----------    -----------
Total gross loans ...................................................     1,491,546      1,780,447
Less:
     Undisbursed portion of loans in process ........................       128,116        192,464
     Unearned discounts, premiums and deferred loan fees (costs), net        (2,707)        (2,289)
     Allowance for loan losses ......................................         4,905          6,847
                                                                        -----------    -----------

Loans receivable-net ................................................   $ 1,361,232    $ 1,583,425
                                                                        ===========    ===========

The amount of loans on which the Bank has ceased accruing interest or does not charge interest aggregated approximately $ 4,928,000 and $ 4,127,000, net of specific valuation allowances of $ 56,000 and $ 883,000, at December 31, 2000 and 2001, respectively. The amount of interest not accrued relating to non accrual loans was approximately $ 123,000, $ 144,000 and $ 242,000 at December 31, 1999, 2000 and 2001, respectively. The allowance for loan losses is maintained at a level that represents management's best estimate of losses in the loan portfolio at the balance sheet date that were both probable and reasonably estimable.

An analysis of the changes in the allowance for loan losses is as follows:

                                             1999      2000      2001
                                            -------   -------   -------
                                                  (In Thousands)
Balance at beginning of period .......      $ 3,226   $ 3,609   $ 4,905
Current provision ....................          463     1,328     2,054
Charge-offs ..........................         (107)     (142)     (117)
Recoveries ...........................           27       110         5
                                            -------   -------   -------

Ending balance .......................      $ 3,609   $ 4,905   $ 6,847
                                            =======   =======   =======

The Bank originates both adjustable and fixed rate mortgage loans. The Bank had no loans held for sale at December 31, 2000 or 2001.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. An analysis of the recorded investment in impaired loans owned by the Bank at December 31, 1999, 2000 and 2001 and the related allowance for those loans is as follows:

                                                              1999                  2000                   2001
                                                        ===============================================================
                                                                               (In Thousands)
                                                          Loan     Related     Loan      Related     Loan      Related
                                                        Balance   Allowance   Balance   Allowance   Balance   Allowance
Impaired loan balances and related allowances:
Loans with related allowance for loan losses ........    $  569     $  101    $  207     $  151      $1,242     $1,093
Loans without related allowance for loan losses .....     3,726         --     4,844         --       5,680         --
                                                         ------     ------    ------     ------      ------     ------
                                                         $4,295     $  101    $5,051     $  151      $6,922     $1,093
                                                         ======     ======    ======     ======      ======     ======
Average balance of impaired loans ...................    $4,152               $4,673                 $5,987
                                                         ======               ======                 ======

No interest income was recorded on impaired loans during the impairment periods shown.

The Bank's policy on interest income on impaired loans is to reverse all accrued interest against interest income if a loan becomes more than 90 days delinquent and cease accruing interest thereafter. Any interest ultimately collected is credited to income in the period of recovery.

At December 31, 2001, the composition and maturity or repricing of the loan portfolio, net of the undisbursed portion of loans in process is presented below:

           Fixed Rate                              Adjustable Rate
-----------------------------------   -----------------------------------------
Term of Maturity         Book Value   Term to Rate Adjustment       Book Value
                     (In Thousands)                              (In Thousands)

1 year or less          $    64,668   1 year or less                $  568,118
1 year-3 years               33,820   1 year-3 years                   106,454
3 years-5 years              38,014   3 years-5 years                   79,372
5 years-10 years             72,912   5 years-10 years                 151,200
10 years-20 years           212,063   10 years-20 years                     --
Over 20 years               261,362   Over 20 years                         --
                        -----------                                 ----------
Total                   $   682,839   Total                         $  905,144
                        ===========                                 ==========

Commercial Real Estate Lending - The Bank originates and purchases commercial real estate loans, which are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of the real estate. Accordingly, Bank management establishes greater provisions for probable but not yet identified losses on these loans than on less risky residential mortgage loans. The composition of commercial real estate loans and its primary collateral are approximately as follows:

                                                       2000            2001
                                                   ============================
                                                          (In Thousands)

Office buildings...............................    $    33,994      $    65,992
Retail buildings...............................          8,248           25,889
Warehouses.....................................         10,710           11,846
Multi family...................................         21,254           30,095
Hotels and motels..............................          1,437            1,404
Land...........................................         30,817           80,206
Other property improvements....................         37,527           17,725
                                                   -----------      -----------
Total..........................................    $   143,987      $   233,157
                                                   ===========      ===========

Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), a federally chartered savings and loan association's aggregate commercial real estate loans may not exceed 400% of its capital as determined under the capital standards provisions of FIRREA. The Bank is federally chartered and subject to this limitation. FIRREA does not require divestiture of any loan that was lawful when it was originated. At December 31, 2001 the Bank estimates that, while complying with this limitation, it could originate an additional $ 448 million, of commercial real estate loans, though the Bank's current business plan indicates no intentions to do so.

Loans to One Borrower Limitation - The Bank may not make real estate loans to one borrower in excess of 15% of its unimpaired capital and surplus. This 15% limitation results in a dollar limitation of approximately $ 25.6 million at December 31, 2001. At December 31, 2001, the Bank was in compliance with the loans to one borrower limitation under currently existing regulations.

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial position. The unpaid balances of these loans at December 31, 1999, 2000 and 2001 were $ 74.1 million, $ 85.8 million and $ 52.1 million, respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing were $ 395,600, $ 270,300 and $ 232,700 at December 31, 1999, 2000 and 2001, respectively.

The Bank offers loans to its employees, including Directors and Senior Management at prevailing market interest rates. These loans are made in the ordinary course of business and on substantially the same terms and collateral requirements as those of comparable transactions prevailing at the time.

The loans to Directors, Executive Officers, and associates of such persons amounted to $ 2,362,000 and $ 2,396,000 at December 31, 2000 and 2001,
respectively, which did not exceed 5% of stockholders' equity.

Collateral for Advances from the Federal Home Loan Bank - The terms of a security agreement with the FHLB include a blanket floating lien that requires the Bank to maintain qualifying first mortgage loans as pledged collateral in an amount equal to the advances, when discounted at 75% of the unpaid principal balances (See Note 10).

7.   OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment at December 31, 2000 and 2001 are summarized as follows:

                                                             2000       2001
                                                          =====================
                                                             (In Thousands)

Land...................................................   $  13,277   $  14,061
Buildings and improvements.............................      39,549      44,605
Furniture and equipment................................      15,793      18,266
                                                          ---------   ---------
Total..................................................      68,619      76,932
Less accumulated depreciation..........................      14,650      17,697
                                                          ---------   ---------
Office properties and equipment - net..................   $  53,969   $  59,235
                                                          =========   =========

8.   ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at December 31, 2000 and 2001 consists of the following:

                                                             2000       2001
                                                          =====================
                                                              (In Thousands)

  Loans..............................................     $   7,395   $   8,269
  Investments........................................           988       1,515
  Mortgage-backed and corporate debt securities......         1,861         961
                                                          ---------   ---------
  Accrued interest receivable........................     $  10,244   $  10,745
                                                          =========   =========

9.   DEPOSITS

The weighted-average interest rates on deposits at December 31, 2000 and 2001 were 4.77% and 2.65%, respectively. Deposit accounts, by type and range of rates at December 31, 2000 and 2001 consist of the following:

                    Account Type and Rate                    2000        2001
                                                         =======================
                                                              (In Thousands)

Non-interest-bearing NOW accounts....................    $  127,213   $  168,795
NOW, Super NOW and funds transfer accounts
     2000 and 2001, 0.79 % and 0.55%, respectively...       152,704      143,744
Passbook and statement accounts
     2000 and 2001, 3.03 % and 1.18%, respectively...       149,050      206,239
Variable-rate money market accounts
     2000 and 2001, 5.43 % and 1.67%, respectively...       161,940      190,823
                                                         ----------   ----------
Total non-certificate accounts.......................       590,907      709,601
                                                         ----------   ----------
Certificates:
     0.00% - 1.00%...................................            --        8,158
     1.01% - 2.00%...................................           486          819
     2.01% - 3.00%...................................            --      189,044
     3.01% - 4.00%...................................        22,637      190,052
     4.01% - 5.00%...................................        18,164      283,787
     5.01% - 6.00%...................................       175,796       64,150
     6.01% - 7.00%...................................       688,678      113,468
     7.01% - 8.00%...................................         1,150          357
                                                         ----------   ----------
Total certificates...................................       906,911      849,835
                                                         ----------   ----------
Total................................................    $1,497,818   $1,559,436
                                                         ==========   ==========

Individual deposits greater than $ 100,000 at December 31, 2000 and 2001 aggregated approximately $ 407.1 million and $ 447.7 million, respectively. Deposit balances up to $ 100,000 are FDIC insured.

Interest on deposit accounts, presented in the consolidated statements of operations, is net of interest forfeited by depositors on early withdrawal of certificate accounts of approximately $ 133,000, $ 162,000 and $ 156,000 for the years ended December 31, 1999, 2000 and 2001, respectively.

Scheduled maturities of certificate accounts are as follows:

                                                     December 31,
                                        --------------------------------------
                                              2000                 2001
                                        -------------------  -----------------
                                          Amount    Percent   Amount   Percent
                                        ======================================
Maturity                                             (Dollars in Thousands)

Less than 1 year .....................   $725,314    79.98%  $709,586    83.50%
1 year-2 years .......................    139,511    15.38%    90,579    10.66%
2 years-3 years ......................     33,640     3.71%    33,229     3.91%
3 years-4 years ......................      4,296      .47%     3,509      .41%
4 years-5 years ......................      3,495      .39%    12,724     1.50%
Thereafter ...........................        655      .07%       208      .02%
                                         --------   ------   --------   ------
Total ................................   $906,911   100.00%  $849,835   100.00%
                                         ========   ======   ========   ======

Under FIRREA, any insured depository institution that does not meet its applicable minimum capital requirements may not accept brokered deposits after December 7, 1992. This prohibition includes renewals and rollovers of existing brokered deposits and deposit solicitations at higher than prevailing interest rates paid by institutions in the Bank's normal market area. Even though the Bank meets all of the applicable minimum capital requirements at December 31, 2001, the Bank had no brokered deposits.

Interest expense on deposits consists of the following during the years ended December 31, 1999, 2000 and 2001:

                                                    1999     2000       2001
                                                 ===============================
                                                        (In Thousands)

Passbook accounts .............................  $ 4,080    $ 4,371    $ 2,936
NOW accounts ..................................      542      1,002      1,006
Money market accounts .........................    2,190      6,763      6,529
Certificate accounts ..........................   44,766     51,754     50,320
                                                 -------    -------    -------
Total .........................................  $51,578    $63,890    $60,791
                                                 =======    =======    =======

10.  ADVANCES FROM FEDERAL HOME LOAN BANK

The Bank had outstanding advances from the FHLB of $ 274,365,000 with interest rates ranging from 5.01% to 7.37%, $ 290,266,000 with interest rates ranging from 4.51% to 7.01% at December 31, 2000 and 2001 respectively. The advances at the dates specified are repayable as follows:

 Years Ending     At December 31,   At December 31,
 December 31,          2000              2001
==================================================
                          (In Thousands)

   2001           $     2,383       $        --
   2002                57,500            52,500
   2003                 3,635             2,160
   2004                10,847               606
   2005               150,000           150,000
Thereafter             50,000            85,000
                  -----------       -----------
  Total           $   274,365       $   290,266
                  ===========       ===========

11.  GUARANTEED PREFERRED BENEFICIAL INTERESTS IN COMPANY DEBENTURES

On January 21, 1998 the Company issued $ 28.75 million of mandatorily redeemable, Preferred Securities out of a grantor trust, Fidelity Capital Trust I, a Delaware statutory trust, which was created by the Company for this sole purpose. As its only asset, the trust owns $ 28.75 million of Guaranteed Preferred Beneficial Interests in the Company's Debentures due January 31, 2028, purchased with the proceeds of the preferred securities issuance. Interest from the Company's debentures is payable quarterly at a rate of 8.375%, annually. Interest expense is recorded as advances from Federal Home Loan Bank and other borrowings on the Consolidated Statement of Operations. The interest will be used to fund distributions on the preferred securities. As a result of the above, the Preferred Securities of the trust are considered fully and unconditionally guaranteed by the Company.

Distributions on the preferred securities are cumulative and are payable at the same rate as the Company's debentures described above. The Company's debentures are redeemable in whole at the Company's discretion at 107% of principal amount and at 100% of principal amount in whole or in part, commencing January 31, 2003. The preferred securities are subject to mandatory redemption, in whole or in part as applicable, upon the repayment of the debentures. The proceeds from the securities, to the extent invested in common stock of the Bank, are considered to be Tier 1 capital for regulatory purposes. Of the net proceeds of $ 27.3 million from the sale of the preferred securities, the Company invested $ 25 million in common stock of the Bank. The preferred securities are traded on the Nasdaq National Market system under the symbol "FFFLP."

12.  INCOME TAXES

Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

The components of the provisions for income taxes for the years ended December 31, 1999, 2000 and 2001 are as follows:

                                                   1999       2000       2001
                                                  ============================
                                                         (In Thousands)

Current - federal .............................   $5,103    $ 5,777    $ 5,393
Current - state ...............................      501        984        861
                                                  ------    -------    -------
Total current .................................    5,604      6,761      6,254

Deferred - federal and state ..................       62     (1,698)    (1,088)
                                                  ------    -------    -------
Total .........................................   $5,666    $ 5,063    $ 5,166
                                                  ======    =======    =======

The Company's provision for income taxes differs from the amounts determined by applying the statutory federal income tax rate to income before income taxes for the following reasons:

                                                          Years Ended December 31,
                                                  1999             2000              2001
                                             --------------   ---------------   --------------
                                             Amount      %     Amount     %      Amount    %
                                             =================================================
                                                              (Dollars in Thousands)

Tax at federal tax rate ..................   $ 5,173   35.0%  $ 4,754    35.0%  $ 4,566   35.0%
State income taxes, net of federal
     income tax benefits .................       331    2.2       482     3.6       463    3.5
Benefit of graduated rates ...............       (87)  (0.6)      (73)   (0.5)      (82)  (0.6)
Employee stock ownership plan ............        74    0.5        87     0.6        20    0.2
Other ....................................       175    1.2      (187)   (1.4)      199    1.5
                                             -------   ----   -------    ----   -------   ----
Total provision and effective tax rate ...   $ 5,666   38.3%  $ 5,063    37.3%  $ 5,166   39.6%
                                             =======   ====   =======    ====   =======   ====

The tax effect of temporary differences which give rise to deferred tax assets and deferred tax liabilities are presented below:

                                                                 December 31,
                                                              -----------------
                                                              2000         2001
                                                              =================
                                                                (In Thousands)
Deferred tax liabilities:
Depreciation .............................................    $1,130     $1,152
Loan fee income ..........................................     1,852      2,148
FHLB stock dividends .....................................       797        727
Deferred state taxes .....................................       144        195
                                                              ------     ------
Gross deferred tax liabilities ...........................     3,923      4,222
                                                              ------     ------

Deferred tax assets:
Excess of tax bad debt reserve over book reserve .........       983      2,109
Executive death benefit ..................................       178        234
Amortization .............................................       347        303
Retirement plan ..........................................     3,425      3,847
Deferred compensation ....................................     1,349      1,358
Unrealized depreciation in securities ....................     2,570      1,281
Other ....................................................       525        343
                                                              ------     ------
Gross deferred tax assets ................................     9,377      9,475
Less valuation allowances for deferred tax assets ........        --         --
                                                              ------     ------

Gross deferred tax assets ................................     9,377      9,475
                                                              ------     ------
Net deferred tax assets ..................................    $5,454     $5,253
                                                              ======     ======

During 1996, a law was enacted that repealed Section 593 of the Internal Revenue Code for taxable years beginning after December 31, 1995. Section 593 allowed thrift institutions, including the Bank, to use the percentage-of-taxable income bad debt accounting method, if more favorable than the specific charge-off method, for Federal income tax purposes. The excess reserves (deduction based on the percentage-of-taxable income less the deduction based on the specific charge-off method) accumulated post-1987 are required to be recaptured ratably over a six year period beginning in 1996. The recapture has no effect on the Company's statement of operations as taxes were provided for in prior years in accordance with SFAS No. 109, "Accounting for Income Taxes." The timing of this recapture may be delayed for a one or two year period to the extent that the Bank originates more residential loans than the average originations in the past six years. The Bank met the origination requirement for 1996 and 1997 and, therefore, delayed the recapture until the six year period beginning in 1998. The recapture amount of $ 3.7 million will result in payments to the IRS totaling $ 1.4 million which has been previously accrued. As of December 31, 2001, the Company had a remaining recapture amount of $ 1.2 million, which will result in payments to the IRS totaling $ 470,000. The same legislation forgave the tax liability on pre-1987 accumulated bad debt reserves which would have penalized any thrift choosing to adopt a bank charter because the tax would have become due and payable. The unrecorded potential liability that was forgiven approximated $ 2.9 million.

13.  PENSION AND EMPLOYEE BENEFIT PLANS

Savings Plan - Effective January 1, 1988, the Board of Directors approved a 401(k) deferred savings plan for all Bank employees who are 21 years of age with one or more years of service. The 401(k) deferred savings plan allows qualified employees to save from 1% to 15% of their income. Presently, one-half of an employee's contribution is matched by the Bank, up to 3% of the employee's salary. The Bank's matching percentage will be determined annually by the Board of Directors after taking into consideration such factors as profit performance and ability to meet capital requirements. The Bank's contribution to the plan totaled $ 291,000, $ 409,000 and $ 358,000 for the years ended December 31, 1999, 2000 and 2001, respectively.

Pension Plan - The Bank's employees hired prior to January 1, 2001 participate in the Bank's qualified defined benefit pension plan covering substantially all of these employees. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Bank and compensation rates during those years. The Bank's policy is to fund the qualified retirement plan in an amount that falls between the minimum contribution required by the Employee Retirement Income Security Act and the maximum tax deductible contribution. Plan assets consist primarily of common stock, U.S. Government obligations and certificates of deposit.


The Bank's employees hired after December 31, 2000 will be eligible to participate in a qualified defined contribution plan in addition to the Bank's Savings Plan 401(k). The Bank will provide these employees with an additional Pension Account within the 401(k) plan. To be eligible for participation, an employee must be 21 years of age. Fidelity Federal will contribute 3% of the employee's base salary to the pension account for each year that the employee works 1,000 hours. If the employee has completed at least seven years of service, the contribution percentage will increase to 4% annually and after 14 years of service the percentage will increase to 5% annually.

Components of the Bank's Pension Plan are as follows:

                                                             2000       2001
                                                            ==================
                                                              (In Thousands)
CHANGE IN BENEFIT OBLIGATIONS
     Benefit obligation, beginning of period ...........    $11,660    $13,437
     Service cost ......................................        978      1,305
     Interest cost .....................................        900      1,050
     Amendments ........................................         --        299
     Actuarial loss ....................................        310        623
     Benefit paid ......................................       (411)      (867)
                                                            -------    -------
     Benefit obligation, end of period .................    $13,437    $15,847
                                                            =======    =======

CHANGE IN PLAN ASSETS
     Fair value of plan assets, beginning of period ....    $11,144    $12,568
     Actual return on plan assets ......................        529       (762)
     Employer's contribution ...........................      1,306      1,534
     Benefits paid .....................................       (411)      (867)
                                                            -------    -------
     Fair value of plan assets, end of period ..........    $12,568    $12,473
                                                            =======    =======

FUNDED STATUS
     Funded status .....................................    $  (869)   $(3,374)
     Unrecognized net actuarial loss ...................      2,335      4,724
     Unrecognized prior service cost ...................       (124)       205
                                                            -------    -------
     Net amount recognized-prepaid pension cost ........    $ 1,342    $ 1,555
                                                            =======    =======

Components of net periodic benefit cost are as follows:

                                                    For the Years Ended December 31,
                                                    --------------------------------
                                                     1999        2000        2001
                                                    ================================
                                                            (In Thousands)

Service cost ...................................    $ 795       $ 979       $ 1,305
Interest cost ..................................      720         900         1,050
Return on assets ...............................     (590)       (529)          761
Amortization of prior service cost .............      (30)        (30)          (30)
Recognition of net actuarial loss/(gain) .......     (267)       (458)       (1,766)
                                                    -----       -----       -------

Net periodic benefit cost ......................    $ 628       $ 862       $ 1,320
                                                    =====       =====       =======


For the years ended December 31, 1999, 2000 and 2001, pension expense amounts were based upon actuarial computations.

The assumptions used in computing the present value of the projected benefit obligation and the net periodic pension expense are as follows:

                                                          1999    2000    2001
                                                          ====================

Discount rate in determining benefit obligation........   7.75%   7.50%   7.25%

Rate of increase in future compensation levels for
    determining benefit obligations....................   5.50%   5.25%   5.00%

Expected return on plan assets.........................   9.00%   9.00%   9.00%

The Bank funded $ 1,441,000, $ 1,306,000 and $ 1,534,000 as required for the 1999, 2000 and 2001 plan years.

Retirement Plans - During 1989, the Bank established non-qualified defined benefit plans for certain officers and directors. The director's plan became effective on January 1, 1991. For the years ended December 31, 1999, 2000 and 2001, the net periodic pension expense for the Supplemental Executive Retirement Plan for Officers totaled $ 1,104,000, $ 1,197,000 and $ 1,482,000, respectively. The projected benefit obligation as of December 31, 2000 and 2001, was estimated at $ 9,691,000 and $ 10,683,000, respectively. For 1999, 2000 and 2001, respectively, the discount rates used to measure the projected benefit obligation were 7.75%, 7.50% and 7.25%. The rate of increase in future compensation levels in 1999 was 5.50%, in 2000 was 5.25% and 2001 was 5.00%.

For the years ended December 31, 1999, 2000 and 2001, the net periodic pension expense for the Retirement Plan for the Directors totaled $ 106,000, $ 100,000 and $ 45,000, respectively. The projected benefit obligation for the Retirement Plan for Directors as of December 31, 2000 and 2001 was estimated at $ 1,232,000 and $ 1,415,000, respectively. For 1999, 2000 and 2001, the discount rates used to measure that projected benefit obligation were 7.75%, 7.50% and 7.25%, respectively. For the years ended December 31, 1999, 2000 and 2001, the rate of increase in future compensation levels for the Retirement Plan for Directors was 5.50%, 0.00% and 0.00%, respectively. The provisions of SFAS No. 87 require recognition in the statement of financial position of the additional minimum liability and related intangible asset for a retirement plan with accumulated benefits in excess of plan assets. At December 31, 2000 and 2001 the Bank had no additional liability or intangible asset.

Incentive Program - The Bank also has a Senior Management Performance Incentive Award Program ("SMPIAP") to provide the opportunity for those executives to be rewarded in future earnings growth. A designated percentage of income at December 31 of each year is used to determine the award fund contribution. This percentage will be determined annually by the Board of Directors after taking into consideration such factors as profit performance and ability to meet capital requirements. Awards amounting to $ 310,000, $ 577,000 and $ 424,000, were made during the years 1999, 2000 and 2001, respectively, for distribution in subsequent years. The assets of the SMPIAP are held in a Rabbi trust for the benefit of senior management. The SMPIAP participants may elect to invest their awards in either Company stock or other third party investment options. Pursuant to the provisions of Emerging Issues Task Force Issue No. 97-14 ("EITF 97-14") which became effective during 1998, the assets of the Rabbi trust are included in the accompanying financial statements and are accounted as follows: (1) Assets, other than Company stock, (primarily trading securities) are included in other assets at fair value ($ 1.0 million at December 31, 2001) with the corresponding obligation to the employees of a like amount included in other liabilities. Changes in the fair value of the assets and changes in the amount of the liability are included in earnings; and (2) Company stock (338,332 shares at December 31, 2001) is carried at cost ($ 1.7 million at December 31, 2001) and included in treasury stock with the corresponding obligation to the employees (which can only be settled through delivery of the shares) of a like amount included in additional paid-in capital. Prior to the adoption of EITF 97-14, the assets of the Rabbi trust and the corresponding obligations were carried at cost and included in other assets and other liabilities, respectively. The changes in accounting as a result of the adoption of EITF 97-14 had no effect on net income or earnings per share.

Employee Stock Ownership Plan - On January 7, 1994, in connection with the Bank's Plan of Reorganization into a Mutual Holding Company, the Bank adopted a tax qualified Employee Stock Ownership Plan ("ESOP") for all eligible employees. The ESOP purchased 193,200 shares of the Bank's stock at the date of the Reorganization. The funds used to purchase the shares were borrowed from a third party lender. Effective June 30, 1997, the loan was purchased and was held by Fidelity Bankshares, Inc. and therefore has been eliminated in consolidation at December 31, 1999 and 2000. As of December 31, 2000 the loan had been paid in full.

In connection with the Bank's second step mutual-to-stock conversion of its Mutual Holding Company parent on May 15, 2001, the ESOP purchased an additional 521,758 shares of the Bank's stock. The funds used to purchase the shares were borrowed from Fidelity Bankshares, Inc. and therefore has been eliminated in consolidation at December 31, 2001. Beginning March 31, 2002, the Bank will contribute to the ESOP sufficient funds to pay the principal and interest on the loan over 15 years.

Under the ESOP, benefits generally become 100% vested after five years of credited service. However, contributions to the ESOP and shares allocated among participants proportional to repayment of the ESOP loan will be allocated among participants on the basis of compensation in the year of allocation, subject to regulatory maximum limitations. The Bank recognized $495,000, $526,000 and $363,000 by a charge against income in 1999, 2000 and 2001, respectively, under this plan.

14.  Stock Option Plan

The Bank has adopted stock option plans which granted options with an exercise price equal to the market value of the stock at the date of grant, to Directors and officers. The Directors may exercise their options at any time up to ten years, while officer's options are exercisable at a rate of twenty percent per year, not to exceed ten years. Under these plans the Bank reserved 303,600 shares of authorized but unissued common stock for future issuance. All options outstanding were exercisable at December 31, 1999, 2000 and 2001. The weighted average remaining contractual life of the outstanding options was 3.00 years at December 31, 2000 and 2.00 years at December 31, 2001. The following table shows a summary of transactions, including the effect on the number of outstanding options caused by the 2001 stock offering.

                                                      Options Price
                                          -------------------------------------
                                                        Average
                                           Number of    Exercise
                                            Options     Price Per    Aggregate
                                          Outstanding     Share        Price
                                          =====================================
Options Outstanding
-------------------

Balance - December 31, 1998............     367,267       $3.76      $1,380,924
                                            -------       -----      ----------
     Granted...........................          --           -              --
     Exercised.........................     (78,720)       3.76        (295,987)
     Canceled..........................           -          --              --
                                            -------       -----      ----------

Balance - December 31, 1999............     288,547        3.76       1,084,937
                                            -------       -----      ----------
     Granted...........................          --           -              --
     Exercised.........................     (40,165)       3.76        (151,020)
     Canceled..........................          --          --              --
                                            -------       -----      ----------

Balance - December 31, 2000............     248,382        3.76         933,917
                                            -------       -----      ----------
     Granted...........................          --          --              --
     Exercised.........................     (47,454)       3.76        (178,427)
     Canceled..........................          --          --              --
                                            -------       -----      ----------
Balance - December 31, 2001............     200,928       $3.76      $  755,490
                                            =======       =====      ==========

15.  REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the Office of Thrift Supervision ("OTS"). Failure to meet minimum capital requirements can initiate certain mandatory and possible discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk-weighting and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Tangible capital of not less than 1.5% of adjusted total assets, Total capital to risk-weighted assets of not less than 8%, Tier I capital of not less than 3.0% of adjusted total assets, and Tier I capital to risk-weighted assets of 4.0% (as defined in the regulations). At December 31, 2000 and 2001, the Bank met all capital adequacy requirements to which it was subject.

As of December 31, 2001, the most recent notification from the OTS categorized the Bank as "Well Capitalized" under the framework for prompt corrective action. To be considered well capitalized under Prompt Corrective Action Provisions, the Bank must maintain total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's categorization.

As reported in the Company's 1998 Annual Report, in November of 1988 the OTS issued TB-73, which among other matters, stated concerns over institution's investment in trust preferred securities, citing increased interest rate risks due to the fixed rate nature of such securities and that some of these securities could have their maturities extended at the option of the issuer. The OTS adopted limitations on the investment of such securities to 15% of a regulated institution's equity, but adopted a method by which an institution could appeal the limitation. The Bank appealed to the OTS to permit it to continue its investment at current levels and noted in its appeal that its investments had floating rates and the issuer did not have the option to extend the maturities. The OTS has approved the Bank maintaining its current investment in these securities but not to increase its investment. These securities are shown on the Company's Consolidated Statements of Financial Position as corporate debt securities.

                                                                                            To be Considered
                                                                        Minimum for         Well Capitalized
                                                                    Capital Adequacy     for Prompt Corrective
                                                    Actual              Purposes           Action Provisions
                                              ----------------------------------------------------------------
                                              Ratio      Amount     Ratio     Amount       Ratio    Amount
                                              -----   -----------   -----   ----------     -----   --------
                                                                      (Dollars in Thousands)
As of December 31, 2000 Stockholders'
     Equity and ratio to total assets ....     6.3%   $   120,322
                                              ====
Unrealized decrease in market value
     of assets available for sale
     (net of applicable income taxes) ....                  4,019
Goodwill .................................                 (2,504)
Disallowed servicing assets ..............                    (37)
                                                      -----------
Tangible capital and ratio to
     adjusted total assets ...............     6.3%   $   121,800    1.5%   $   28,922
                                              ====    ===========    ===    ==========
Tier I (core) capital and ratio to
     adjusted total assets ...............     6.3%   $   121,800    3.0%   $   57,844      5.0%   $ 96,406
                                              ====    ===========    ===    ==========     ====    ========
Tier I (core) capital and ratio to
     risk-weighted total assets ..........    10.6%   $   121,800    4.0%   $   45,773      6.0%   $ 68,660
                                              ====                   ===    ==========     ====    ========
Allowable Tier 2 capital:
General loan valuation allowances ........                  4,433
                                                      -----------
Total risk-based capital and ratio to
     risk-weighted total assets ..........    11.0%   $   126,233    8.0%   $   91,546     10.0%   $114,433
                                              ====    ===========    ===    ==========     ====    ========
Total assets .............................            $ 1,923,633
                                                      ===========
Adjusted total assets ....................            $ 1,928,129
                                                      ===========
Risk-weighted assets .....................            $ 1,144,330
                                                      ===========
As of December 31, 2001 Stockholders'
     Equity and ratio to total assets ....     8.0%   $   170,463
                                              ====    ===========
Unrealized decrease in market value
     of assets available for sale
     (net of applicable income taxes) ....                  2,004
Goodwill .................................                 (2,175)
Disallowed servicing assets ..............                    (22)
                                                      -----------
Tangible capital and ratio to
     adjusted total assets ...............     8.0%   $   170,270    1.5%   $   32,064
                                              ====    ===========    ===    ==========
Tier I (core) capital and ratio to
     adjusted total assets ...............     8.0%   $   170,270    3.0%   $   64,129      5.0%   $106,881
                                              ====    ===========    ===    ==========     ====    ========
Tier I (core) capital and ratio to
     risk-weighted total assets ..........    12.0%   $   170,270    4.0%   $   56,524      6.0%   $ 84,785
                                              ====                   ===    ==========     ====    ========
Allowable Tier 2 capital:
General loan valuation allowances ........                  5,633
                                                      -----------
Total risk-based capital and ratio to
     risk-weighted total assets ..........    12.4%   $   175,903    8.0%   $  113,047     10.0%   $141,309
                                              ====    ===========    ===    ==========     ====    ========

Total assets .............................            $ 2,136,529
                                                      ===========

Adjusted total assets ....................            $ 2,137,617
                                                      ===========

Risk-weighted assets .....................            $ 1,413,088
                                                      ===========

At periodic intervals, both the OTS and the FDIC routinely examine the Company's and the Bank's financial statements as part of their legally proscribed oversight of the savings and loan industry. Based on these examinations, the regulators can direct that the financial statements be adjusted in accordance with their findings.

During the year ended December 31, 2001, an OTS examination resulted in no significant adjustments to the consolidated financial statements.

16.  COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Bank makes commitments to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The interest rates on both fixed and variable rate mortgage loans are generally based on the market rates in effect on the date the loan application is taken. Commitments generally have fixed expiration dates of no longer than 60 days and other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include single-family homes, marketable securities and income-producing residential and commercial properties. Credit losses may occur when one of the parties fails to perform in accordance with the terms of the contract. The Bank's exposure to credit risk is represented by the contractual amount of the commitments to extend credit. Allowances for incurred losses on commitments to extend credit are based on management's best estimate of probable losses that have been incurred as of the statement of financial position date. If an allowance is deemed necessary, management would record such in other liabilities. At December 31, 2000 and 2001, the Bank provided no such allowances for losses on commitments to extend credit. At December 31, 2001, the Bank had commitments to extend credit for or purchase loans of $ 194.1 million ($ 40.4 million in fixed rate commitments with interest rates ranging from 5.25% to 14.50%, and the balance of commitments in either variable rate or for which rates had not yet been set). At December 31, 2001, the Bank also has a pre-approval program which commits dollar amounts to potential loan customers based on their credit history. This program, however, does not commit to locked in rates. No fees are received in connection with such commitments.

The Bank leases various property for original periods ranging from one to fifty-one years. Rent expense for the years ended December 31, 1999, 2000 and 2001, was approximately $ 830,000, $ 1,078,000 and $ 1,057,000, respectively. At
December 31, 2001, future minimum lease payments under these operating leases are as follows:

Years Ending December 31,                               Amount
--------------------------------------------------------------
                                                (In Thousands)

           2002                                    $     1,118
           2003                                          1,177
           2004                                            854
           2005                                            882
           2006                                            732
        Thereafter                                       2,184
                                                   -----------

           Total                                   $     6,947
                                                   ===========

The Bank has entered into a three year employment agreement with its Chief Executive Officer. This agreement, among other matters, would provide for severance payments of up to three years salary in the event of termination for reasons other than cause. In addition, the Bank has entered into severance agreements with four of its executive officers. The severance agreements would provide for payments of up to three years salary for these executives, but only in the event of change of control of the Bank.

17.  SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

                                                                For the Years Ended December 31,
                                                                --------------------------------
                                                                 1999        2000        2001
                                                                ================================
                                                                      (In Thousands)
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes ................................     $ 3,508     $ 6,546     $ 6,199
                                                                =======     =======     =======
Cash paid for interest on deposits and other borrowings ...     $72,686     $84,278     $82,720
                                                                =======     =======     =======

Supplemental Schedule of Noncash Investing and Financing
 Activities:
Real estate acquired in settlement of loans ...............     $ 1,678     $   308     $   575
                                                                =======     =======     =======

18.  EARNINGS per share

The weighted-average number of shares used to calculate basic and diluted earnings per share, including the adjustments for the Bank's ESOP and stock options for the years ended December 31, 1999, 2000 and 2001, retroactively adjusted to reflect the 2001 stock offering, are as follows:

                                For the Year Ended December  31,       For the Year Ended December  31,
                                              1999                                  2000
                              -------------------------------------------------------------------------
                                Income       Shares     Per-Share     Income       Shares     Per-Share
                                 (1)          (2)        Amount        (1)          (2)        Amount
                              =========================================================================
Net income.................   $9,114,000                            $8,521,000
Basic EPS:
Income available to
     common stockholders...   $9,114,000   15,631,003     $0.59     $8,521,000   15,729,992     $0.54
                                                          =====                                 =====
Effect of diluted shares:
     Common stock options..                    56,451                                46,848
                                           ----------                            ----------
Diluted EPS:
Income available to
     common stockholders...   $9,114,000   15,687,454     $0.58     $8,521,000   15,776,840     $0.54
                              ==========   ==========     =====     ==========   ==========     =====

                                For the Year Ended December 31,
                                              2001
                              -----------------------------------
                                Income       Shares     Per-Share
                                 (1)          (2)        Amount
                              ===================================
Net income.................   $7,880,000
Basic EPS:
Income available to
     common stockholders...   $7,880,000   15,240,644     $0.52
                                                          =====
Effect of diluted shares:
     Common stock options..                   142,490
                                           ----------
Diluted EPS:
Income available to
     common stockholders...   $7,880,000   15,383,134     $0.51
                              ==========   ==========     =====

(1) Numerator
(2) Denominator

Weighted average shares outstanding for the year ended December 31, 2001 were reduced for treasury shares held by the Bank's SMPIAP and increased for the corresponding liability for settlement to the Bank's employees. (See Note 13).

19.  OTHER COMPREHENSIVE INCOME

An analysis of the changes in Accumulated Other Comprehensive Income for the years ended December 31, 1999, 2000 and 2001 is as follows:

                                                          December 31,
                                                1999          2000         2001
                                               ----------------------------------
                                                          Unrealized
                                                         Gains (Losses)
                                                         on Securities
                                               ==================================
                                                         (In Thousands)
Beginning Balance ..........................   $  (318)      $(6,098)     $(4,019)
Current-period change ......................    (5,780)        2,079        2,015
                                               -------       -------      -------
Ending balance .............................   $(6,098)      $(4,019)     $(2,004)
                                               =======       =======      =======

An analysis of the related tax effects allocated to Other Comprehensive Income is as follows:

                                         December 31, 1999                     December 31, 2000
                                -----------------------------------   -----------------------------------
                                                Tax                                   Tax
                                Before-tax   (Expense)   Net-of-Tax   Before-tax   (Expense)   Net-of-Tax
                                  Amount      Benefit      Amount       Amount      Benefit      Amount
                                =========================================================================
                                                           (In Thousands)
Unrealized gain (loss) on
assets available for sale:
 Unrealized holding gains
     (losses) arising
     during period...........    $(9,176)     $3,487      $(5,689)      $3,452      $(1,248)    $ 2,204
 Reclassification
     adjustment for gains
     realized in net income..        147         (56)          91          205          (80)        125
                                 -------      ------      -------       ------      -------     -------
Other comprehensive income...    $(9,323)     $3,543      $(5,780)      $3,247      $(1,168)    $ 2,079
                                 =======      ======      =======       ======      =======     =======

                                         December 31, 2001
                                -----------------------------------
                                                Tax
                                Before-tax   (Expense)   Net-of-Tax
                                  Amount      Benefit      Amount
                                ===================================
                                          (In Thousands)
Unrealized gain (loss) on
assets available for sale:
 Unrealized holding gains
     (losses) arising
     during period...........     $3,482      $(1,358)     $ 2,124
 Reclassification
     adjustment for gains
     realized in net income..        179          (70)         109
                                  ------      -------      -------
Other comprehensive income...     $3,303      $(1,288)     $ 2,015
                                  ======      =======      =======

20.  DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments - The fair value of the Company's financial instruments at December 31, 2000 and 2001 is as follows:

                                                          December 31, 2000        December 31, 2001
                                                       -------------------------------------------------
                                                        Carrying       Fair       Carrying       Fair
                                                         Amount        Value       Amount        Value
                                                       =================================================
                                                                         (In Thousands)
Assets:
  Cash and amounts due from depository institutions .. $   43,986   $   43,986   $   52,944   $   52,944
  Interest-bearing deposits ..........................     56,426       56,426       43,347       43,347
  Assets available for sale ..........................    356,345      356,345      332,193      332,193
  Loans receivable (net) .............................  1,361,232    1,377,294    1,583,425    1,587,550
Liabilities:
  Deposits ...........................................  1,497,818    1,500,115    1,559,436    1,569,480
  Other borrowed funds ...............................      6,890        6,890       36,326       36,326
  Advances from the Federal Home Loan Bank ...........    274,365      287,058      290,266      310,324
  Guaranteed Preferred Beneficial Interests
     in Company's Debentures .........................     28,750       26,632       28,750       30,059

The following methods and assumptions were used to estimate fair value of each major class of financial instrument at December 31, 2000 and 2001.

Cash and Amounts due from Depository Institutions and Interest-Bearing Deposits
- The carrying amount of these assets is a reasonable estimate of their fair value.

Assets Available for Sale - The fair value of these securities are based on quoted market prices.

Loans Receivable - The fair value of fixed and variable rate loans is estimated by discounting the future cash flows of the loans using the current rates at which similar loans would be made to borrowers with similar credit rating for the same remaining maturities.

Deposits - The fair value of demand deposits, savings accounts and money market accounts are equal to the amount payable on demand at the reporting date. The fair values of fixed maturity certificate accounts are estimated by discounting the future cash flows of the certificates using the current rates for advances from the Federal Home Loan Bank with similar maturities.

Other Borrowed Funds - Fair value is estimated using rates currently offered for advances from the Federal Home Loan Bank with similar maturities.

Advances from the Federal Home Loan Bank - The fair value of these advances is estimated by discounting the future cash flows of these advances using the current rates at which similar term advances could be obtained.

Guaranteed Preferred Beneficial Interests in Company's Debentures - The fair value is estimated by discounting the future cash flows of these debentures using the yield for 30 year Treasury Bond plus 250 basis points.

Commitments to Extend Credit and Standby Letters of Credit - The fair value of these commitments is insignificant.

Although management uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique. Therefore, the fair value estimates presented herein are not necessarily indicative of the amounts which the Bank could realize in a current transaction.

21.  CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed statements of financial position as of December 31, 2000, and 2001 and the condensed statement of operations and statement of cash flows for the periods then ended should be read in conjunction with the consolidated financial statements and related notes.

                                                   December 31,
                                               -------------------
                                                 2000       2001
                                               ===================
                                                  (In Thousands)
STATEMENT OF FINANCIAL CONDITION
Assets:
   Cash and cash equivalents ................  $    806   $ 30,308
   ESOP loan receivable .....................        --      5,218
   Investment in and advances to Bank .......   120,322    170,463
   Other assets .............................     2,671      2,008
                                               --------   --------
Total assets                                   $123,799   $207,997
                                               ========   ========

Liabilities .................................  $ 32,148   $ 30,385
Stockholders' equity ........................    91,651    177,612
                                               --------   --------
Total liabilities and stockholders' equity ..  $123,799   $207,997
                                               ========   ========

                                                                Years Ended December 31,
                                                           --------------------------------
                                                             1999        2000        2001
                                                           ================================
                                                                   (In Thousands)
STATEMENT OF OPERATIONS
   Income:
      Income ...........................................   $     85    $     43    $    876
      Expenses .........................................      2,896       2,893       3,130
                                                           --------    --------    --------
      Loss before income taxes and equity in earnings        (2,811)     (2,850)     (2,254)
         of Bank .......................................
      Income tax benefit ...............................      1,068       1,100         879
                                                           --------    --------    --------
      Loss before equity in earnings of Bank ...........     (1,743)     (1,750)     (1,375)
      Equity in earnings of Bank .......................     10,857      10,271       9,255
                                                           --------    --------    --------
      Net income .......................................   $  9,114    $  8,521    $  7,880
                                                           ========    ========    ========

STATEMENT OF CASH FLOWS
   Cash flow from (for) operating activities:
   Net income ..........................................   $  9,114    $  8,521    $  7,880
   Adjustments to reconcile net income to
      net cash used for operating activities
         Equity in earnings of Bank ....................    (10,857)    (10,271)     (9,255)
   Other ...............................................        301       1,294      (1,530)
                                                           --------    --------    --------
   Net cash used for operating activities ..............     (1,442)       (456)     (2,905)
                                                           --------    --------    --------

   Cash flow from (for) investing activities:
   Dividends received from Bank ........................        350       3,000       2,000
   Issuance of ESOP loan ...............................         --          --      (5,218)
   Principal payments on ESOP loan .....................        233         276          --
   Investment in subsidiary ............................         --          --     (40,871)
   Other ...............................................        283         620       1,373
                                                           --------    --------    --------
   Net cash provided by (used for) investing activities         866       3,896     (42,716)
                                                           --------    --------    --------

   Cash flow from (for) financing activities:
   Proceeds from the sale of stock .....................        274         152      79,659
   Purchase of treasury stock ..........................     (1,906)         --          --
   Cash dividends paid .................................     (3,773)     (2,927)     (4,536)
                                                           --------    --------    --------
   Net cash provided by (used for) financing activities      (5,405)     (2,775)     75,123
                                                           --------    --------    --------

   Net decrease (increase) in cash and cash equivalents      (5,981)        665      29,502
   Cash and cash equivalents, Beginning of year ........      6,122         141         806
                                                           --------    --------    --------
   Cash and cash equivalents, End of year ..............   $    141    $    806    $ 30,308
                                                           ========    ========    ========

22.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                        First     Second      Third     Fourth
                                       Quarter    Quarter    Quarter    Quarter
                                       ========================================
                                                   (In Thousands)
Year ended December 31, 2000:
     Interest income ...............   $30,476    $32,601    $34,446    $35,057
     Interest expense ..............    19,089     20,768     22,639     23,175
                                       -------    -------    -------    -------
         Net interest income .......    11,387     11,833     11,807     11,882
                                       -------    -------    -------    -------

     Provision for loan losses .....       201        364        363        400
     Non-interest income ...........     4,423      2,465      3,106      3,412
     Non-interest expenses .........    10,792     11,062     11,587     11,962
     Income taxes ..................     1,842      1,139      1,116        966
                                       -------    -------    -------    -------
         Net Income ................   $ 2,975    $ 1,733    $ 1,847    $ 1,966
                                       =======    =======    =======    =======
     Earnings per share ............
         Basic .....................   $  0.19    $  0.11    $  0.12    $  0.12
                                       =======    =======    =======    =======
         Diluted ...................   $  0.19    $  0.11    $  0.12    $  0.12
                                       =======    =======    =======    =======

                                        First     Second      Third     Fourth
                                       Quarter    Quarter    Quarter    Quarter
                                       ========================================
                                                   (In Thousands)
Year ended December 31, 2001:
     Interest income ...............   $34,598    $34,954    $34,694    $34,234
     Interest expense ..............    22,778     22,072     19,733     16,839
                                       -------    -------    -------    -------
         Net interest income .......    11,820     12,882     14,961     17,395
                                       -------    -------    -------    -------

     Provision for loan losses .....       580        326        483        665
     Non-interest income ...........     3,014      3,167      3,339      4,244
     Non-interest expenses .........    13,333     13,565     13,993     14,831
     Income taxes ..................       363        857      1,511      2,435
                                       -------    -------    -------    -------
         Net Income ................   $   558    $ 1,301    $ 2,313    $ 3,708
                                       =======    =======    =======    =======
     Earnings per share ............
         Basic .....................   $  0.09    $  0.09    $  0.15    $  0.24
                                       =======    =======    =======    =======
         Diluted ...................   $  0.08    $  0.08    $  0.15    $  0.24
                                       =======    =======    =======    =======

Management's Assertions
as to the Effectiveness of its Internal Control Structure Over Financial Reporting and Compliance with Designated Laws and Regulations

To the Stockholders:

Financial Statements

The management of Fidelity Bankshares, Inc. and subsidiaries (collectively the "Company") is responsible for the preparation, integrity, and fair presentation of its published financial statements and all other information presented in this annual report. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and, as such, include amounts based on informed judgments and estimates made by management.

Internal Control

Management is responsible for establishing and maintaining effective internal control over financial reporting, including safeguarding of assets, for financial presentations in conformity with both accounting principles generally accepted in the United States of America and the Office of Thrift Supervision Instructions for Schedules SC, SO, and Reconciliation of Equity Capital included on Schedule SI of the Thrift Financial Reports (TFR instructions). The internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management assessed the institution's internal control over financial reporting, including safeguarding of assets, for financial presentations in conformity with both accounting principles generally accepted in the United States of America and TFR Instructions for Schedules SC, SO, and Reconciliation of Equity Capital included on Schedule SI as of December 31, 2001. This assessment was based on criteria for effective internal control over financial reporting, including safeguarding of assets, described in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that the Company maintained effective internal control over financial reporting, including safeguarding of assets, presented in conformity with both accounting principles generally accepted in the United States of America and TFR Instructions for Schedules SC, SO, and Reconciliation of Equity Capital included on Schedule SI, as of December 31, 2001.

The Audit Committee of the Board of Directors is comprised entirely of outside directors who are independent of the Company's management. The Audit Committee is responsible for recommending to the Board of Directors the selection of independent auditors. It meets periodically with management, the independent auditors, and the internal auditors to ensure that they are carrying out their responsibilities. The Committee is also responsible for performing an oversight role by reviewing and monitoring the financial, accounting and auditing procedures of the Company in addition to reviewing the Company's financial reports. The independent auditors and the internal auditors have full and free access to the Audit Committee, with or without the presence of management, to discuss the adequacy of internal control over financial reporting and any other matters which they believe should be brought to the attention of the Committee.

Compliance with Designated Laws and Regulations

Management is also responsible for ensuring compliance with the federal laws and regulations concerning loans to insiders and the federal and state laws and regulations concerning dividend restrictions, both of which are designated by the Federal Deposit Insurance Corporation (FDIC) as safety and soundness laws and regulations.

Management assessed its compliance with the designated safety and soundness laws and regulations and has maintained records of its determinations and assessments as required by the FDIC. Based on this assessment, management believes that the Company has complied, in all material respects, with the designated safety and soundness laws and regulations for the year ended December 31, 2001.


by:                                        by:
   ---------------------------------          ---------------------------------

President and Chief Executive Officer      Executive Vice President-Chief
                                           Financial Officer
February 15, 2002

Independent Accountants' Report

To the Audit Committee
Fidelity Bankshares, Inc.
West Palm Beach, Florida

We have examined management's assertion, included in the accompanying report on Management's Assertions as to the Effectiveness of its Internal Control Structure over Financial Reporting and Compliance with Designated Laws and Regulations, that Fidelity Bankshares, Inc. and subsidiaries (collectively the "Company") maintained effective internal control over financial reporting, including safeguarding of assets, presented in conformity with both accounting principles generally accepted in the United States of America and the Office of Thrift Supervision Instructions for Thrift Financial Reports for Schedules SC, SO, and the Reconciliation of Equity Capital included on Schedule SI as of December 31, 2001 based on the criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the "COSO report"). Management is responsible for maintaining effective internal control over financial reporting. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of internal control over financial reporting, testing, and evaluating the design and operating effectiveness of the internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control over financial reporting to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that the Company maintained effective internal control over financial reporting, including safeguarding of assets, presented in conformity with both accounting principles generally accepted in the United States of America and the Office of Thrift Supervision Instructions for Thrift Financial Reports for Schedules SC, SO, and the Reconciliation of Equity Capital included on Schedule SI as of December 31, 2001, is fairly stated, in all material respects, based on the criteria established in the COSO report.

Deloitte & Touche LLP
Certified Public Accountants

West Palm Beach, Florida
February 15, 2002